Exhibit 99.1

For Immediate Release

GEORGIA-CAROLINA BANCSHARES ANNOUNCES INCREASE
IN SECOND QUARTER NET INCOME

July 28, 2009, Augusta, Georgia -

Georgia-Carolina Bancshares, Inc. (OTC BB: GECR), a bank holding company and parent company of First Bank of Georgia, reported today that net income increased 3.8% to $899,000 ($.26 per diluted common share) for the three months ended June 30, 2009, up from $866,000 ($.25 per diluted common share) for the three months ended June 30, 2008. Book value per share of common stock was $11.63.

Remer Y. Brinson III, President & CEO of the Company, stated “We are pleased to report a 3.8% increase in our second quarter net income when compared to 2008, especially in light of the current economic conditions. Both our net interest income and non-interest income showed solid growth. This increase in net income was also achieved in spite of a $642,000 increase in our provision for loan losses and a $279,000 increase in FDIC insurance expense.” The Federal Deposit Insurance Corporation (FDIC) has increased assessment charges to all insured depositories and announced a special assessment payable September 30, 2009. This special assessment for First Bank of Georgia is estimated to be $214,000 and this amount was expensed during the second quarter.

Net income for the first half of 2009 totaled $1,294,000 ($.37 per diluted share), down 20.0% from the $1,618,000 ($.46 per diluted share) reported for the first half of 2008. “We are also pleased with our year to date performance, despite the reduction in year to year earnings,” Brinson continued. “We increased our provision for loan losses by over $1 million when compared to 2008 due to the continued weakness in the economy; and due to the increased assessment charges to all insured depositories, our FDIC assessment increased by $346,000, from $157,000 for the first six months of 2008 to $503,000 for the first half of 2009.”

During the first half of 2009, assets grew 5.9% from $461 million at December 31, 2008 to $488 million at June 30, 2009. Deposits also grew 5.9% from $377 million at December 31, 2008 to $399 million at June 30, 2009.

“Asset quality is always a primary focus, but especially in the current economic environment,” Brinson stated. “Although we have seen a slight decline in other real estate owned during the first half of 2009, we have continued to increase our allowance for loan losses. Net charge-offs totaled .23% of average loans, annualized, compared to .14% for the first half of 2008. We attribute these relatively low levels of charge-offs to the fact that most of our loans are invested in the local Augusta economy, our conservative management style and our local management and ownership,” Brinson continued.

“In addition, we remain ‘well-capitalized’ by regulatory standards, all of our regulatory capital ratios improved during the quarter, and we have elected not to apply for capital funds through the U.S. Treasury Troubled Asset Relief Program (TARP).”

During the first quarter, First Bank of Georgia celebrated the 20 year anniversary of the opening of the Hill Street Office in Thomson, Georgia and the 10 year anniversary of entering the Augusta market with the opening of its Daniel Village office.

Georgia-Carolina Bancshares’ common stock is quoted on the OTC Bulletin Board under the symbol GECR. First Bank of Georgia conducts banking operations through offices in Augusta, Columbia County, and Thomson, Georgia and operates mortgage origination offices in Augusta and Savannah, Georgia and Jacksonville, Florida.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans” or similar expressions to identify forward-looking statements, and are made on the basis of management’s plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic and market conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

For additional information, please contact Mr. Remer Y. Brinson III, President & CEO at (706) 731-6600.

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Balance Sheets
(dollars in thousands)

	June 30,	December 31,
	2009	2008
ASSETS

Cash and due from banks	$15,983	$9,954
Federal funds sold	1,475	—
Securities available-for-sale	48,304	57,594
Loans, net of allowance for loan losses of $5,142 and $4,284 , respectively	331,510	332,009
Loans, held for sale	58,319	28,402
Bank premises and fixed assets	9,869	10,081
Accrued interest receivable	1,761	1,934
Foreclosed real estate, net of allowance	6,936	7,217
Deferred tax asset, net	1,212	996
Federal Home Loan Bank stock	2,828	2,201
Bank-owned life insurance	8,572	8,402
Other assets	1,412	2,038

Total assets	$488,181	$460,828

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits
Non-interest bearing	$36,748	$34,121
Interest-bearing:
NOW accounts	38,456	37,373
Savings	50,810	55,426
Money market accounts	9,114	9,772
Time deposits of $100,000, and over	187,667	170,878
Other time deposits	76,605	69,439

Total deposits	399,400	377,009

Other liabilities, borrowings, and retail deposit agreements	48,253	44,735

Total liabilities	447,653	421,744

Shareholders’ equity
Preferred stock, par value $.001; 1,000,000 shares authorized; none issued	—	—
Common stock, par value $.001; 9,000,000 shares authorized; 3,483,586 and 3,456,816 shares issued and outstanding	4	4
Additional paid-in-capital	15,438	15,268
Retained Earnings	24,898	23,604
Accumulated other comprehensive income	188	208

Total shareholders’ equity	40,528	39,084

Total liabilities and shareholders’ equity	$488,181	$460,828

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Statements of Income
(dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Interest income	2009	2008	2009	2008
Interest and fees on loans	$5,551	$5,894	$10,656	$12,171
Interest on taxable securities	499	713	1,067	1,428
Interest on nontaxable securities	103	75	208	148
Interest on Federal funds sold and other interest	1	18	3	56

Total interest income	6,154	6,700	11,934	13,803

Interest expense
Interest on time deposits of $100,000 or more	1,488	1,594	2,995	3,415
Interest on other deposits	852	1,436	1,720	3,282
Interest on funds purchased and other borrowings	244	269	516	507

Total interest expense	2,584	3,299	5,231	7,204

Net interest income	3,570	3,401	6,703	6,599

Provision for loan losses	613	(29)	1,240	208

Net interest income after provision for loan losses	2,957	3,430	5,463	6,391

Noninterest income
Service charges on deposits	363	324	698	624
Other income/loss	615	247	1,017	480
Gain on sale of mortgage loans	2,749	1,818	4,644	3,737

	3,727	2,389	6,359	4,841

Noninterest expense
Salaries and employee benefits	3,249	2,824	6,140	5,585
Occupancy expenses	366	370	748	750
Other expenses	1,821	1,345	3,199	2,510

	5,436	4,539	10,087	8,845

Income before income taxes	1,248	1,280	1,735	2,387

Income tax expense	349	414	441	769

Net income	$899	$866	$1,294	$1,618

Net income per share of common stock
Basic	$0.26	$0.25	$0.37	$0.47

Diluted	$0.26	$0.25	$0.37	$0.46

Dividends per share of common stock	$—	$—	$—	$—